CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 69 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 14, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Reports to Shareholders of Liberty Income Fund and Liberty Strategic Income Fund, and our report dated February 15, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of Liberty High Yield Securities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants of the Fund" in such Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
April 23, 2002